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                                                                    EXHIBIT 20.1


COMPANY PRESS RELEASE

CAPROCK COMMUNICATIONS EXPANDS REGIONAL FIBER OPTIC NETWORK INTO ARIZONA NETWORK FOOTPRINT NOW INCLUDES SIX STATES, APPROXIMATELY 6,100 MILES

DALLAS--(BUSINESS WIRE)--June 9, 1999--Acting quickly to expand its advanced fiber optic network into untapped major western markets, CapRock Communications Corp. (Nasdaq:CPRK - news) today announced it will extend the buildout of its network into Arizona. The expansion will make CapRock one of the first facilities-based integrated communications providers (ICP) with a network in the region.

"There is significant demand for fiber between El Paso, Tucson and Phoenix that links back to Dallas," said CapRock CEO Jere W. Thompson, Jr., "and this expansion will provide needed bandwidth in these markets. CapRock already had plans to deploy its Cisco IP+ATM data network and its voice network in Phoenix; the fiber optic network will tie them all together and connect it with the rest of our network."

CapRock's network will provide customers with easy access to the most advanced communications network in the region, and will offer carriers the bandwidth to enter into previously under-served markets. CapRock expects to complete the route in the first half of next year. When completed, the network will connect Phoenix and Tucson, Ariz., with El Paso and CapRock's previously announced five-state network.

CapRock's $380 million state-of-the-art network is designed with enough bandwidth to meet the exploding demand generated by the Internet and data products. When completed, the 6,100 mile, six-state network will stretch from Phoenix to New Orleans, and will connect Albuquerque, San Antonio, Houston, Austin, Dallas, Fort Worth, Oklahoma City, Tulsa, Little Rock and Memphis. The network will provide unsurpassed capacity for voice, data and video transmission.

CapRock's fiber optic network is comprised of TrueWave(R) cable from Lucent Technologies, powered by Nortel Networks' OC-48 (2.5 Gbit/sec) SONET terminals over a 32 channel dense wavelength-division multiplexing (DWDM) optical networking system. The network's meshed Synchronous Optical Network (SONET) ring configuration can withstand a fiber cut by switching traffic to a protection channel, restoring service within 50 milliseconds with no interruption to the customer.

About CapRock

CapRock is a regional facilities-based integrated communications provider (ICP) offering local, long-distance, Internet, high-speed data transmission, remote location access and systems integration, and

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private line services to business customers. The Company also provides switched and dedicated access, regional and international long-distance, private lines and dark fiber to carrier customers. For more information, visit CapRock's Web site at http://www.caprock.com.

Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks. Among many factors that could cause actual results to differ materially from those expected are the following: (a) the substantial indebtedness of the Company including the interest charges associated therewith and the financial covenants imposed upon the Company by such indebtedness; (b) the Company's ability to manage rapid change and its ability to continue the integration of its predecessor companies; (c) supply and demand for data services; (d) the Company's ability to fund the significant capital requirements in order to complete its planned growth including its fiber network; (e) the Company's ability to successfully, timely and cost-effectively complete its fiber network; (f) the development of provisioning, billing, customer service and management information systems; (g) competition in the various segments of the communications industry in which the Company seeks to participate; (h) dependence upon other long distance carriers and local exchange carriers, both as customers and as suppliers; (i) dependence upon key personnel; (j) dependence upon major customers and the risk associated with international customers; (k) the regulation of the Company's industry; (l) possible service interruptions or natural disasters; (m) potential liability of internet service providers; (n) need to obtain and maintain rights of way; (o) compliance with Year 2000 issues; and (p) protection of the Company's intellectual property.

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Contact:

     CapRock Communications Corp., Dallas
     Andrew Roberts, 972/982-9550
     InvestorRelations@caprock.com
     or
     M/C/C
     Paul Wilson, 972/ 480-8383
     paul_wilson@mccom.com




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